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DOLLAR GENERAL BOARD OF DIRECTORS DECLARES DIVIDEND

GOODLETTSVILLE, Tenn. – May 25, 2004 – Dollar General Corporation (NYSE: DG) today announced that its board of directors declared a dividend of $0.04 per share, payable July 15, 2004, to common shareholders of record on July 1, 2004.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 6,930 neighborhood stores as of April 30, 2004. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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